Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
First Financial Northwest, Inc.

We consent to the incorporation by reference in Registration Statements (No. 333-152928 and No. 333-149292) on Form S-8, of First Financial Northwest, Inc. of our report dated March 8, 2016, with respect to the consolidated balance sheets of First Financial Northwest, Inc. and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 10-K of First Financial Northwest, Inc.

/s/ Moss Adams LLP

Everett, Washington
March 8, 2016